EXHIBIT 99.2

BeiGene Presents Results on Anti-PD-1 Antibody Tislelizumab in Chinese Patients with Lung Cancers at the Annual Meeting of the Chinese Society of Clinical Oncology

BEIJING, China, and CAMBRIDGE, Mass., Sept. 20, 2018 (GLOBE NEWSWIRE) -- BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160), a commercial-stage biopharmaceutical company focused on developing and commercializing innovative molecularly-targeted and immuno-oncology drugs for the treatment of cancer, presented clinical data on tislelizumab, an investigational anti-PD-1 antibody, in Chinese patients with lung cancers, in two oral presentations at the 21st Annual Meeting of the Chinese Society of Clinical Oncology (CSCO) in Xiamen, China.

“Advanced lung cancer is one of our focus areas for development of tislelizumab, where we hope to have an impact on the way patients are treated both in China and worldwide. This complex and difficult-to-treat disease has proven to be susceptible to treatment with immunotherapies,” commented Amy Peterson, M.D., Chief Medical Officer, Immuno-Oncology, at BeiGene. “The preliminary data presented today demonstrate that tislelizumab is generally well tolerated and has antitumor activity both as monotherapy and in combination with several chemotherapy regimens used in small cell and non-small cell lung cancer patients. We are hopeful that further study of tislelizumab may lead to a new treatment option for a broad array of patients with lung cancers.”

Summary of Preliminary Results of Phase 2 Trial in China of Tislelizumab Combined with Chemotherapy as First-Line Treatment in Advanced Lung Cancer Setting

The multi-center, open-label Phase 2 trial in China (CTR20170361) of tislelizumab in combination with chemotherapy enrolled 54 patients with previously untreated locally advanced or metastatic lung cancer. All patients received tislelizumab at 200 mg every three weeks, plus platinum doublet until disease progression. Patients with non-squamous non-small cell lung cancer (NSCLC) (n=16) received pemetrexed plus platinum; patients with squamous NSCLC received either paclitaxel plus platinum (cohort A, n=15) or gemcitabine plus platinum (cohort B, n=6); and patients with small cell lung cancer (SCLC) received etoposide plus platinum (n=17).

As of the June 5, 2018 data cutoff, 35 patients remain on treatment. Treatment discontinuation due to adverse events (AEs) occurred in three patients. Fifty-one patients had at least one post-baseline tumor assessment and were evaluable for efficacy. Objective responses (including confirmed and unconfirmed partial responses) were observed in 56 percent (31 percent confirmed; all patients with an unconfirmed partial response remained on treatment) of 16 evaluable patients with non-squamous NSCLC; 80 percent (all confirmed) in 15 evaluable patients with squamous NSCLC, cohort A; 67 percent (all confirmed) in six patients with squamous NSCLC, cohort B; and 82 percent (47 percent confirmed; all patients with an unconfirmed partial response remained on treatment) in 17 evaluable patients with SCLC. Data continue to mature with follow-up.

AEs were considered manageable and reversible, with chemotherapy dose modifications or tislelizumab dose holds, except for one fatal event of myocarditis/myositis. Five patients (9.3%) experienced at least one grade ≥3 AE (polymyositis, dyspnea, rhabdomyolysis, myocarditis/myositis, and myasthenia gravis) that were considered to be possibly related to tislelizumab. Immune-related AEs (irAEs) occurred in 13 patients (24%) and included hypothyroidism (n=3), decreased tri-iodothyronine (n=2), hyperthyroidism (n=2), pneumonitis (n=2), pyrexia (n=2), and rash (n=2).

“We are excited by the preliminary data of tislelizumab combined with chemotherapy in patients with advanced lung cancer. The safety and tolerability appear consistent with previous data, and high response rates of up to 80 percent in a squamous NSCLC cohort along with low discontinuation rates support continued investigation of tislelizumab in patients with advance lung cancer. We are hopeful that this combination therapy will offer improved outcomes in this advanced disease setting,” said Professor Jie Wang, M.D., from the National Cancer Center/Cancer Hospital, Chinese Academy of Medical Sciences and Peking Union Medical College in Beijing, China, and lead author of the presentation.

Summary of Preliminary Results of Tislelizumab in Chinese Patients with NSCLC from Phase 1/2 Trial

The multi-center, open-label Phase 1/2 trial in China (CTR20160872) of tislelizumab enrolled 46 patients with NSCLC in the Phase 2 indication expansion portion of the trial, with 21 patients having expression of PD-L1 in 10 percent or more of their tumor cells (PD-L1+); the remaining 25 patients were considered PD-L1 negative (PD-L1-).

As of the May 11, 2018 data cutoff, 15 patients (33%) remained on treatment with the median treatment duration of 4.1 months (0.2–11.3 months) and a median follow-up of 8.4 months (0.2–11.8 months). Treatment discontinuation due to adverse events (AEs) occurred only in one patient. The median duration of treatment was 3.5 months (0.2-11.2 months) and 4.4 months (0.7–11.3 months) in PD-L1+ and PD-L1- cohorts, respectively. A total of 42 patients had at least 1 post-baseline tumor assessment and were evaluable for antitumor activity. Confirmed partial responses were observed in 17 percent of the evaluable patients, including 12 percent and 20 percent in PD-L1+ and PD-L1- patients, respectively.

Across the two arms, the most common treatment-related AEs (TRAEs) (occurring in ≥ 10% of patients) were increased transaminases (26%), rash (11%) and hypothyroidism (11%). A total of 14 patients had serious AEs and three of these patients experienced serious TRAEs, including nausea and vomiting (n=1), increased aspartate aminotransferase (AST) (n=1) and hyperglycemia (n=1). Three patients experienced a serious AE with a fatal outcome (multiple organ dysfunction syndrome [n=1], central nervous system metastases [n=1], hypotension [n=1]); none were determined to be related to treatment. Immune-related AEs occurred in 26 patients (57%) and many were overlapping with the TRAE cases.

“The prognosis for patients with late stage non-small cell lung cancer remains particularly poor. We are pleased that this trial demonstrated that treatment with tislelizumab was generally well tolerated. We are excited to see that Phase 3 trials evaluating tislelizumab, either as monotherapy or in combination with chemotherapy, in patients with advanced NSCLC are underway and look forward to the results,” said Yi-Long Wu, M.D., President of Chinese Thoracic Oncology Group (CTONG) and lead author of the presentation.

Trial data with the same cut off time will be presented at the International Association for the Study of Lung Cancer (IASLC) 19th World Conference on Lung Cancer (WCLC), which takes place September 23-26 in Toronto.

About Tislelizumab
Tislelizumab (BGB-A317) is an investigational humanized monoclonal antibody that belongs to a class of immuno-oncology agents known as immune checkpoint inhibitors. Discovered by BeiGene scientists in Beijing, tislelizumab is designed to bind to PD-1, a cell surface receptor that plays an important role in downregulating the immune system by preventing the activation of T-cells. Tislelizumab has demonstrated high affinity and specificity for PD-1. It is potentially differentiated from the currently approved PD-1 antibodies in an engineered Fc region, which is believed to minimize potentially negative interactions with other immune cells, based on preclinical data. Tislelizumab is being developed as a monotherapy and in combination with other therapies for the treatment of a broad array of both solid tumor and hematologic cancers. BeiGene and Celgene Corporation have a global strategic collaboration for the development of tislelizumab in solid tumor cancers outside of Asia (except Japan).

About BeiGene
BeiGene is a global, commercial-stage, research-based biotechnology company focused on molecularly-targeted and immuno-oncology cancer therapeutics. With a team of over 1,300 employees in China, the United States, Australia and Switzerland, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. BeiGene is also working to create combination solutions aimed to have both a meaningful and lasting impact on cancer patients. BeiGene markets ABRAXANE® (nanoparticle albumin–bound paclitaxel), REVLIMID® (lenalidomide), and VIDAZA® (azacitidine) in China under a license from Celgene Corporation.i

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding BeiGene’s advancement of, and anticipated clinical development, regulatory milestones and commercialization of tislelizumab. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed products and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited operating history and BeiGene's ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

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